Exhibit 21

                            TETRA TECHNOLOGIES, INC.
                 List of Subsidiaries or Other Related Entities

TETRA International Incorporated
      TETRA de Mexico, S.A. de C.V.
      TETRA Technologies de Venezuela, S.A.
      TETRA Technologies do Brasil, Ltda.
      TETRA Technologies U.K. Limited
      TETRA Technologies de Mexico, S.A. de C.V.
      TETRA Technologies Nigeria Ltd.

TETRA Applied Technologies, Inc.

TETRA F.S.C. Limited

TETRA Investment Holding Co., Inc.

TETRA Micronutrients, Inc.
      American Microbial Technologies, Inc.
      Seajay Industries, Inc.
      TETRA Agricultural Products de Mexico, S.A. de C.V.

TETRA Real Estate, LLC

TETRA Real Estate, L.P.

TETRA Services, Inc.

TETRA Technologies Australia Pty Ltd

TETRA Thermal, Inc.
      TETRA Process Services, L.C.

TETRA U.K. Limited

Damp Rid, Inc.

Industrias Sulfamex, S.A. de C.V.

KVAC, LLC